Sub-Item 77K:  Changes in registrant's certifying accountant

The independent accountants previously engaged as the principal accountant to audit the Trust's financial statements were Price waterhouseCoopers LLP.

On February 16, 2001, the Registrant's Board of Trustees decided to terminate the Trusts relationship with PricewaterhouseCoopers
LLP upon conclusion of their audit of the Trust's financial statements
 for the year ended December 31, 2000.   The Registrant's Independent
 Trustees participated in and approved the decision to change independent accountants.

The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years and through February 16, 2001, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the financial statements for such years.

The Registrant has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated xxxx xx, xxxx is filed with this Exhibit to Form NSAR-A.

On February 16, 2001, the Board of Trustees approved Ernst & Young
 LLP to serve as the Trust's independent auditors effective February 16, 2001.